Exhibit 5.1

14 December 2021

Genenta Science S.p.A.
Via Olgettina, 58
20132 - Milan

Ladies and Gentlemen:

Genenta Science S.p.A. – Registration Statement on Form F-1 – Exhibit 5.1

We have acted as Italian legal advisers to Genenta Science S.p.A. (Registration No: 08738490963) a joint stock company incorporated in Italy (as resulting following its conversion from the Italian limited liability company Genenta Science S.r.l., the “Company”), in connection with the proposed offering of American Depositary Shares (“Offered ADS”) each representing one ordinary share with no par value in the capital of the Company (the “Ordinary Shares”) and Ordinary Shares reserved for subscription by the Company’s existing shareholders (the “Reserved Offering”) in an offering falling within the cases of inapplicability of the provisions on public offerings of securities provided for in Article 100 of Legislative Decree no. 58 of 24 February 1998, as amended (the “Consolidated Law on Finance”), Article 34-ter of the issuers’ regulations adopted with CONSOB resolution no. 11971 of 14 May 1999 (the “Issuers’ Regulation”) and Article 1, paragraph 4, of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). The offering of Offered ADS and the Reserved Offering collectively are referred to herein as the “Offering”. All Ordinary Shares allotted and issued in connection with the Offering, whether directly to existing shareholders of the Company in the Reserved Offering or to the Bank of New York Mellon as depositary and to be represented by Offered ADSs, are referred to herein as the “Shares”.

1.	INTRODUCTION

1.1 Purpose

In connection with the preparation and filing of an additional registration statement on Form F-1 (such registration statement, as amended through the date hereof, the “Registration Statement”), to which this letter is attached as an exhibit, with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2 Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears;

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3 Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed such documents and conducted such enquiries and searches as we have considered appropriate to give the opinions set forth in this letter, including the following documents and the following enquiries and searches:

Via dei Bossi, 4 – 20121 Milano

Tel.: +39 02 9769 7800 – Fax: +39 02 8718 1445

Codice Fiscale e P.Iva (Vat No.): 08347040969

www.galaw.it

a)	a copy of the resolutions passed by the shareholders of the Company on 20 May 2021 pursuant to which it was resolved, inter alia, to convert Genenta S.r.l. into the Italian joint stock company Genenta S.p.A. and to adopt its current bylaws (respectively, the “Conversion Resolutions” and the “Current Bylaws”);

b)	a copy of the resolutions passed by the shareholders of the Company on 20 May 2021 in connection with the Offering (the “Offering Resolutions”);

c)	a copy of the resolutions passed by the shareholders the Company on 20 May 2021 pursuant to which it was resolved, inter alia, to delegate authority to the board of directors of the Company to allot the Shares (the “Allotment Resolutions”);

d)	a copy of the resolutions passed by the holders of the preference shares of the Company held on 20 May 2021 approving, amongst other things, the foregoing resolutions (the “Class Consents Resolution”);

e)	a copy of the resolutions passed by the shareholders of the Company on 20 May 2021 and, consequently, by the Company’s board of directors on 20 May 2021 pursuant to which it was resolved, inter alia, to grant powers to enter into an underwriting agreement and a deposit agreement in connection with the Offering (the “Transfer Resolution” and, together with the Conversion Resolutions, the Offering Resolutions, the Allotment Resolutions and the Class Consent Resolution, the “Corporate Approvals”);

f)	a copy of the certificate of incorporation of the Company dated 24 July 2014 (notarial deed no. 56 rep. and no. 9 racc.);

g)	a copy of the Current Bylaws of the Company approved by means of the Conversion Resolutions;

h)	a copy of the Registration Statement, as amended; and

i)	an extract on the Company issued by the Companies’ Register of Milan on 14 December 2021 (the “Search”).

1.4 Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, Italian law and relate only to Italian law as applied by the Italian courts, including the laws of the European Union to the extent having the force of law in Italy, as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than Italy and we express no opinion in this letter on the laws of any jurisdiction other than Italy and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Offering, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and
(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in Italian law or factual matters.

1.5 Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in Paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a)	the Registration Statement becoming effective under the Securities Act;

(b)	the number of Shares to be allotted and issued in connection with the Offering not being greater than 4,000,000.00 and such Shares being allotted and issued by 31 December 2021;

(c)

that the Corporate Approvals were or will be (as appropriate) each passed at duly convened meeting; and that in relation to each meeting of the board of directors of the Company, each provision contained in the Royal Decree No. 262 of 16 March 1942, as amended (the “Italian Civil Code” or “ICC”) or the Current Bylaws relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was or will be duly observed;

(d)	the receipt in full of payment for the Shares in an amount of cash consideration (“denaro”, as defined in Article 2342 of the ICC) of not less than the aggregate nominal value for such Shares; and

(e)	valid entries having been made in relation to the allotment and issue of the Shares in the electronic books and registers of the relevant intermediaries,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the electronic books and registers of the relevant intermediaries and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital in connection therewith.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Giovannelli e Associati

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(c)	that the Current Bylaws referred to in paragraph 1.3(a) of this letter remain in full force and effect, and no alteration has been made or will be made to such bylaws, in each case prior to the date of allotment and issue of the Shares (the “Allotment Date”);

(d)	on the Allotment Date the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

(e)	that all documents, forms and notices which should have been delivered to the Companies’ Register in respect of the Company have been so delivered, that information revealed by the Search was complete and accurate in all respects and has not, since the time of the Search, been altered and that the results of the Search will remain complete and accurate as at the Allotment Date;

(f)	that the minutes of the meetings of the shareholders of the Company and the resolutions of the board of directors of the Company provided to us in connection with the giving of the opinions in this letter reflect a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(g)	that the resolutions set out in the Corporate Approvals were validly passed and have not been and will not be revoked, challenged or varied and remain in full force and effect and will remain so as at the Allotment Date;

(h)	that in relation to the allotment and issue of the Shares, the directors of the Company have acted and will act in the manner required by Article 2380-bis of the ICC (Duty to attain the corporate purpose of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(i)	following the date of this letter and prior to the issue of the Ordinary Shares, the Company will validly enter into an underwriting agreement on substantially the terms and conditions described in Exhibit 1.1 of the Registration Statement; and

(j)	that no Shares or rights to subscribe for Shares have been or shall be offered to the public in Italy in breach of Consolidated Law on Finance or of any other Italian laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of Italian Security Act or any other Italian laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities.

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	the Search is not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Companies’ Register of Milan may not contain details of administration applications filed, or appointments recorded in, or orders made by, district registries and courts outside Milan. Searches at the Companies’ Register of Milan may not be capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at the Companies’ Register immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, if such security interests have not in fact been registered;

(b)	the opinions set out in this letter are subject to any limitations arising from the Royal Decree No. 267 of 16 March 1942 (“Legge Fallimentare”), the Legislative Decree No. 14 of 12 January 2019 (“Codice della crisi d’impresa e dell’insolvenza”), the Law No. 3 of 27 January 2012 (“Composizione delle crisi da sovraindebitamento”) or any other applicable law relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances;

(c)	we express no opinion as to matters of fact;

(d)	we have made no enquiries of any individual connected with the Company;

(e)	a certificate, documentation, notification, opinion or the like might be held by the Italian courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error;

(f)	it should be understood that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement; or (ii) that no material facts have been omitted from it; and

(g)	In this legal opinion, Italian legal concepts are expressed in English terms and not in their original Italian language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Italian law and that any dispute arising out of or in connection with this legal opinion shall be subject to the exclusive jurisdiction of the Court of Milan.